Exhibit 99.1

Capricor Announces Encouraging Results From Phase I ALLSTAR Trial;

Phase II Trial Underway

CNN Airs Story Showcasing Capricor’s ALLSTAR Clinical Trial

LOS ANGELES, July 16, 2014 – Capricor Therapeutics, Inc. (OTCBB: CAPR), a biotechnology company focused on developing novel therapeutics for the treatment of cardiovascular diseases, announced today encouraging analysis of the completion of its MRI data at the six-month time point from Capricor’s Phase I ALLSTAR trial.

“We are pleased to announce this additional milestone as we show continued progress and remain on track with our clinical timeline,” said Capricor CEO, Linda Marbán, Ph.D. “We are encouraged with this Phase I six-month data in that there are indications of both myocardial regeneration as well as possible functional improvements.”

MRI data collected on the patients in the open-label dose-escalation study of the allogeneic CDC product (CAP-1002) revealed that those patients who would be included in the Phase II clinical study, by virtue of dose and tissue type compatibility, exhibited measurable improvements in ejection fraction, a global measure of the heart’s pumping ability. Ejection fraction improved from an average of 38.9% at baseline to 44.1% at six-month follow-up. Measurements of infarct (scar) size, viable mass, and regional function also showed quantifiable improvements. Phase I of the ALLSTAR trial was funded in part by a grant received from the NIH. The company has previously announced that the Data Safety Monitoring Board found no serious safety signals and advised that the Phase II portion of the study be initiated.

Capricor is now enrolling ALLSTAR Phase II, a clinical trial evaluating the effectiveness of CAP-1002 in reducing infarct size in patients who have suffered a myocardial infarction (heart attack) more than 30 days and less than 12 months prior to treatment with CAP-1002. The estimated 300-patient, double-blind, randomized, placebo-controlled trial is powered to detect a reduction in infarct size as measured by MRI. The Phase II trial is funded in part through the support of the California Institute for Regenerative Medicine (CIRM) through a loan award for approximately $19.8 million. Earlier this year, Capricor announced that Janssen Biotech, Inc., a wholly-owned subsidiary of Johnson & Johnson had entered into an exclusive option to license CAP-1002 which can be exercised anytime until 60 days after the six-month ALLSTAR Phase II data is available.

“We are optimistic, but given that this data represents a small sample with no concurrent control group, we are interpreting it with caution and looking forward to the results of the Phase II ALLSTAR study,” continued Dr. Marbán. “With funding from CIRM and our Collaboration Agreement and Exclusive License Option with Janssen Biotech, we are excited as we continue on our path towards commercialization with our CDC product.”

CNN aired a story during Sanjay Gupta’s program this past weekend discussing Capricor’s ALLSTAR clinical trial, which further highlights the importance of our ongoing trial. For the full story click here: http://www.cnn.com/2014/07/11/health/stem-cells-heart-damage/index.html?hpt=he_c1

About Capricor Therapeutics

Capricor Therapeutics, Inc. (CAPR), a publicly-traded biotechnology company, is focused on the development of novel therapeutics to prevent and treat cardiovascular diseases. Capricor Therapeutics has two leading product candidates: CAP-1002 and Cenderitide. Capricor Therapeutics was formed through the November 2013 merger between Capricor, Inc., a privately-held company whose mission is to improve the treatment of heart disease by commercializing cardiac stem cell therapies for patients, and Nile Therapeutics, Inc., a clinical-stage biopharmaceutical company looking to develop innovative products for the treatment of cardiovascular diseases. For additional information, please visit www.capricor.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor’s product candidates; the conduct, size, timing and results of discovery efforts and clinical trials; plans regarding regulatory filings, future research and clinical trials; plans regarding current and future collaborative activities and the ownership of commercial rights; future royalty streams, and any other statements about Capricor’s management team’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact our business are set forth in our Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 31, 2014, our Form 10-Q for the quarter ended March 31, 2014, as filed with the Securities and Exchange Commission on May 15, 2014, and in our Amendment No. 1 to Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on May 23, 2014. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

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For more information or to schedule an interview with Dr. Marbán, please contact:

Capricor Therapeutics, Inc.

AJ Bergmann, Vice President of Finance

+1-310-358-3200

abergmann@capricor.com

Investor Contact

ProActive Capital Group

Kirin M. Smith, Chief Operating Officer

Ksmith@ProActiveCapital.com

646.863.6519

www.proactivecapital.com